                                               FILED PURSUANT TO RULE 424(B)(3)
                                      OF THE SECURITIES ACT OF 1933, AS AMENDED

                                          REGISTRATION STATEMENT NOS. 333-39875
                                                               AND 333-39875-01

                      PATRIOT AMERICAN HOSPITALITY, INC.
                                      AND
                          WYNDHAM INTERNATIONAL, INC.

                             PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED NOVEMBER 10, 1997)

  This Prospectus Supplement (the "Prospectus Supplement") is a supplement to and should be read in conjunction with the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") dated November 10, 1997 of Patriot American Hospitality, Inc., Patriot American Hospitality Operating Company and Wyndham Hotel Corporation, and the Joint Proxy Statement/Prospectus Supplement dated December 10, 1997 (the "Joint Proxy Statement/Prospectus Supplement"). On January 5, 1998 pursuant to the Merger Agreement, Wyndham merged into Patriot REIT, with Patriot REIT being the surviving corporation. Following the Merger, Patriot REIT continued to be referred to as "Patriot American Hospitality, Inc." and Patriot Operating Company changed its name to "Wyndham International, Inc." ("Wyndham International").

                            SELLING SECURITYHOLDERS

  As described in the Joint Proxy Statement/Prospectus, the Joint Proxy Statement/Prospectus also relates to the offer of Paired Shares from time to time following the Merger by the holders of Paired Shares having registration rights pursuant to the terms of the Registration Rights Agreement (the "Registration Rights Holders"). See "The Merger and Subscription--Interests of Certain Officers, Directors and Stockholders of Wyndham--Registration Rights Agreement" in the Joint Proxy Statement/Prospectus. The following table provides the names of each Registration Rights Holder, the number of Paired Shares owned by such holder as of April 10, 1998, and the number of Paired Shares offered by each Registration Rights Holder, to the best knowledge of the Patriot Companies.

                                                 PAIRED SHARES
                                                  OFFERED BY     PERCENT OF ALL
   NAME                                         THIS PROSPECTUS PAIRED SHARES(1)
   ----                                         --------------- ----------------
   Mill Springs Holdings, Inc..................       68,383(1)        *
   Trammell Crow 1994 Revocable Trust..........      145,267(1)        *
   G-1 Securities, L.P.........................      345,107(1)        *
   G-2 Securities, L.P.........................    1,884,689(1)       1.60%
   G-3 Securities, L.P.........................    7,244,647(1)       6.15%
   CFH Capital Resources, L.P. ................    1,600,000          1.36%
   James D. Carreker(2)........................    1,638,987          1.39%
   Leslie V. Bentley(3)........................      468,423           *
   Anne L. Raymond.............................      454,201           *
   Stanley M. Koonce, Jr.......................      463,580           *

--------
*Less than 1%
(1) Includes Paired Shares issuable upon conversion of shares of Series A Preferred Stock.
(2) Includes 92,800 Paired Shares held in a trust for which Mr. Carreker is the special trustee and has full voting rights. Also includes 144,199 Paired Shares held by Wyndham Hotel Management Corporation ("WHMC") of which Mr. Carreker is a director and principal stockholder. Mr. Carreker disclaims beneficial ownership of all Paired Shares held in the trust and all Paired Shares held by WHMC beyond his percentage ownership therein.
(3) Includes 73,692 Paired Shares held in trusts for which Mr. Bentley is the special trustee and has full voting rights. Mr. Bentley disclaims beneficial ownership of all Paired Shares held in such trusts.

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

                                 OTHER MATTERS

  Any statement contained in the Joint Proxy Statement/Prospectus or the Joint Proxy Statement/Prospectus Supplement will be deemed to be modified and superseded to the extent that a statement set forth in this Prospectus Supplement or in a document subsequently filed under the Securities Exchange Act of 1934, as amended, and incorporated by reference herein, modifies or supersedes such statement. Capitalized terms used in this Prospectus Supplement without definition have the meanings ascribed to them in the Joint Proxy Statement/Prospectus.

  THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE JOINT PROXY STATEMENT/PROSPECTUS, THE JOINT PROXY STATEMENT/PROSPECTUS SUPPLEMENT OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is April 10, 1998.

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